Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 29, 2008, accompanying the consolidated financial statements of Digimarc Corporation (now known as L-1 Secure Credentialing, Inc.) included in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the registration statements of L-1 Identity Solutions, Inc. on Form S-3 (File No. 333-153701, File No. 333-152783, File No. 333-146696 and File No. 333-145069) and on Form S-8 (File No. 333-151284, File No. 333-150104, File No. 333-149562, File No. 333-143068, File No. 333-28695, File No. 333-42485, File No. 333-36734, File No. 333-65312, File No. 333-65314, File No. 333-65316, File No. 333-120156, File No. 333-137004, File No. 333-137808 and File No. 333-139672).

/s/ Grant Thornton LLP

Portland, Oregon

September 26, 2008